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                                                              EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION

PAR Technology Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

     RESOLVED, that the Certificate of Incorporation of PAR Technology Corporation be amended by changing Section 1. of the Fourth Article thereof so that, as amended, said Section and Article shall be and read as follows:

     The Corporation shall have authority to issue twenty million five hundred thousand (20,500,000) shares of stock, par value $.02 per share consisting of twenty million (20,000,000) shares of Common Stock and five hundred thousand (500,000) shares of Preferred Stock, par value $.02 per share.

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said PAR Technology Corporation has caused this certificate to be signed by John W. Sammon, Jr. its President and Chairman of the Board of Directors and attested by Gregory T. Cortese, its Secretary, this___day of _______, 1996.

                              PAR Technology Corporation


                              By
                                --------------------------------------------
                              President & Chairman of the Board of Directors

ATTEST:

By
   ----------------------
   Secretary